Exhibit 10.29
THIRD AMENDMENT TO EMPLOYMENT AND
NON-COMPETITION AGREEMENT

This Third Amendment is made on the 22nd day of September 2008, by and between DAVID M. DeMEDIO (“DeMedio"), and USA TECHNOLOGIES, INC., a Pennsylvania corporation ("USA").

Background

USA and DeMedio entered into an Employment And Non-Competition Agreement dated April 12, 2005, a First Amendment thereto dated May 11, 2006, and a Second Amendment thereto dated  March 13, 2007 (collectively, the "Employment Agreement").  As more fully set forth herein, the parties desire to amend the Employment Agreement in certain respects.

Agreement

NOW, THEREFORE, in consideration of the covenants set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1.             Amendment.

A.           The following new subparagraph (f) shall be added to Section 2. Compensation and Benefits of the Agreement:

(f) On the date of the execution and delivery by each of USA and DeMedio of this Third Amendment, USA shall issue to DeMedio 25,000 shares of Common Stock as a bonus. These shares shall vest as follows: 8,000 on the date of this Agreement; 8,000 on January 15, 2009; and 9,000 on June 30, 2009. The shares shall be issued pursuant to USA’s 2008 Stock Incentive Plan and shall be registered under the Securities Act of 1933, as amended, pursuant to a Form S-8 Registration Statement. DeMedio acknowledges that the vesting of the shares will represent taxable income to him and that he (and not USA) shall be responsible for the payment of any and all income or other taxes (including any withholding tax obligations of USA) attributable to the vesting of the shares. Not later than the business day following the date on which any of the shares are included in the taxable income of DeMedio, DeMedio shall satisfy USA’s withholding tax obligations in connection with such shares by either (a) the delivery by DeMedio to USA of a cash payment equal to the amount of the withholding tax obligations, or (b) the assignment and transfer by DeMedio to USA of that number of shares of Common Stock (which may consist of the vested shares issued hereunder as a bonus to DeMedio or any other shares of Common Stock owned by DeMedio) having a value equal to the withholding tax obligations required to be withheld by law, or (c) such other payment method that shall be satisfactory to USA.

C. Subsection I of Section 2.A. Long-Term Equity Compensation Plan of the Agreement is hereby deleted and the following new Subsection I substituted in its place:

I. DeMedio shall be responsible for any and all applicable federal, state or local income and other tax withholding obligations of USA in connection with the Shares. Not later than the business day immediately following the date on which any Shares are included in the taxable income of DeMedio, DeMedio shall satisfy USA’s withholding tax obligations in connection with such Shares by either (a) the delivery by DeMedio to USA of a cash payment in the amount of the withholding tax obligations, or (b) the assignment and transfer by DeMedio to USA of that number of shares of Common Stock (which may consist of Shares or any other shares of Common Stock owned by DeMedio) having a value equal to the withholding tax obligations required to be withheld by law, or (c) such other payment method that shall be satisfactory to USA.

2.             Modification.  Except as otherwise specifically set forth in Paragraph 1, the Employment Agreement shall not be amended or modified in any respect whatsoever and shall continue in full force and effect.

3.             Effective Time.  The amendments to the Employment Agreement made in Paragraph 1 hereof shall be effective from and after the date hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment on the day and year first above written.

/s/David M. DeMedio
DAVID M. DeMEDIO

USA TECHNOLOGIES, INC.

By:	/s/George R. Jensen, Jr.
George R. Jensen, Jr.,
Chief Executive Officer

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